EXHIBIT 11


                          MIRAGE RESORTS, INCORPORATED
                      COMPUTATION OF NET INCOME PER SHARE
                                OF COMMON STOCK

                                                       Three Months                  Nine Months
                                                    Ended September 30,          Ended September 30,
                                               __________________________   _____________________________
                                                   1995           1994           1995           1994
                                               ___________    ___________   ____________    ___________

     Weighted-average shares outstanding        91,228,541     90,950,529     91,150,859     90,840,068

     Assumed exercise of options at
        average market price                     5,276,226      3,497,474      4,826,250      3,875,141
                                               ___________    ___________   ____________    ___________

     Weighted-average shares outstanding
        and common stock equivalents used
        in the computation of primary
        earnings per share                      96,504,767     94,448,003     95,977,109     94,715,209

     Additional shares issuable upon
        the assumed exercise of options
        at period-end market price                  71,416        393,423        521,392        131,141
                                               ___________    ___________   ____________    ___________

     Total shares outstanding assuming
        full dilution                           96,576,183     94,841,426     96,498,501     94,846,350
                                               ===========    ===========   ============    ===========

     Net income                                $45,195,000    $36,732,000   $118,689,000    $85,678,000
                                               ===========    ===========   ============    ===========

     Primary earnings per share                   $0.47          $0.39          $1.24          $0.90
                                                  =====          =====          =====          =====

     Fully diluted earnings per share             $0.47          $0.39          $1.23          $0.90
                                                  =====          =====          =====          =====